Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Gadsden Growth Properties, Inc. on Form S-11 (No. XXX-XXXXXX) to be filed on or about November 10, 2016 of our reports dated November 10, 2016, on our audits of the financial statements of Gadsden Growth Properties, LLC as of June 30, 2016 and for the period from June 17, 2016 to June 30, 2016, and of FM Venture, LLC and Hill Country Partners, L.P. as of and for each of the years ended December 31, 2015 and 2014, and of 3165 East Lincoln Drive Tenancy-In-Common and Watavision II, LLC as of and for the year ended December 31, 2015. We also consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-11.

/s/ EisnerAmper LLP

New York, New York

November 10, 2016